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EXHIBIT 99.1


NEWS BULLETIN                                RE:  CRDENTIA CORP.
    FROM:                                         14114 DALLAS PARKWAY,
                                                  SUITE 600
FINANCIAL                                         DALLAS, TX 75354
RELATIONS BOARD                                   OTCBB: CRDE


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For Further Information:
  AT THE COMPANY:                            AT FINANCIAL RELATIONS BOARD:
  James D. Durham        Pamela Atherton     Moira Conlon
  CEO and Chairman       President           (310) 407-6524
  972-850-0780           972-850-0780        mconlon@financialrelationsboard.com
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FOR IMMEDIATE RELEASE

                   CRDENTIA ACQUIRES CARE PROS STAFFING INC.;
            REPORTS CLOSING OF ARIZONA HOME & HEALTHCARE ACQUISITION


DALLAS - SEPTEMBER 7, 2004 - CRDENTIA CORP. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, today announced its acquisition of Care Pros Staffing, Inc., a per diem medical staffing provider serving the rural North Central Texas market. The Company also reported the closing of its acquisition of Arizona Home & Healthcare, a per diem and private duty healthcare staffing provider serving the Phoenix and Tucson metro market regions.

Commenting on the Care Pros Staffing acquisition, President Pamela Atherton stated, "Care Pros Staffing's per diem registry complements Crdentia's existing operations in the Dallas Metroplex and surrounding markets. This acquisition supplies the expertise and acumen necessary for Crdentia to effectively service hospitals and nursing homes in rural Texas and build our presence in those rural markets surrounding our existing and future operational hubs in large metropolitan cities. As part of our overall expansion strategy, this is a valuable acquisition that adds a distinct skill set to our widely diversified product and service line. Care Pros Staffing is a successful and reputable brand with strong contracts in its markets, and we enthusiastically welcome Dan Ross and his team to Crdentia's growing network."

Founded in 2001 by President Dan Ross, Care Pros Staffing has offices in McKinney, a Dallas suburb, and Temple, a rural community located in Central Texas. Care Pros Staffing specializes in the serving the unique dynamics of the rural healthcare staffing marketplace including community hospitals and nursing homes. Care Pros Staffing will continue to operate under the direction of Dan Ross who has been named Vice President of Crdentia's Dallas market region.

Dan Ross commented, "We are thrilled with the opportunity to join forces with Crdentia in the North Central Texas market. With Crdentia's multidimensional services including travel nursing, international, private duty, as well as per diem, the combination of expertise and resources adds significant value to our operations and client relationships."


                                     -more-
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Atherton noted that Care Pros meets substantially all of the acquisition criteria per Crdentia's stated expansion plan including synergistic geographic focus, proven expertise in a select staffing segment, strong market reputation and management, and a substantial contract base. The transaction is expected to be immediately accretive to Crdentia's operating performance in fiscal 2004. More information about Care Pros Staffing, Inc is available at www.careprostaffing.com.

Following the announcement last week of its entry into an agreement to acquire Arizona Home & Healthcare, Crdentia also today reported the closing of the transaction effective August 31, 2004. Arizona Home & Healthcare's per diem and private duty healthcare staffing businesses have nearly 300 nurses under contract serving a diverse base of more than 100 Arizona based clients. The company's contracts represent Arizona's predominant areas of medical staffing needs including workers' compensation, hospital staffing, behavioral health, prisons, corrections and private duty home care.

The Arizona Home & Healthcare and Care Pros Staffing acquisitions are two of several acquisitions planned by Crdentia during 2004 focusing on per diem and private duty staffing. Founded in August 2002, Crdentia successfully integrated four acquisitions in 2003 and, including Arizona Home & Healthcare and Care Pros Staffing, now staffs approximately 500 nurses through nine domestic offices and one office in the Philippines. Crdentia ranks among the 10 largest healthcare staffing providers in the U.S. market.

ABOUT CRDENTIA CORP.

Crdentia Corp. is one of the nation's leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.